Exhibit 23.3

Consent of Independent Accountants

The Board of Directors

Amedisys, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of Amedisys, Inc. of our reports dated June 22, 2007 and August 1, 2005 relating to the financial statements of TLC Health Care Services, Inc. which are incorporated by reference in the Registration Statement of Amedisys, Inc. dated July 16, 2008.

/s/ PricewaterhouseCoopers LLP

Melville, New York

July 16, 2008